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                                                                 Exhibit (d)(9)

LOGO [AIG]                            DISCLOSURE OF ACCELERATED DEATH BENEFITS
                                        (ALSO KNOWN AS TERMINAL ILLNESS RIDER)


AMERICAN GENERAL LIFE INSURANCE COMPANY
A member of American International Group, Inc. (AIG)
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              DISCLOSURE STATEMENT FOR ACCELERATED DEATH BENEFITS
                  REQUIRED AT TIME OF APPLICATION FOR POLICY


LIMITATIONS OF THE ACCELERATED BENEFIT:

You may use the money you receive from the Terminal Illness Accelerated Benefit Rider for any purpose. Unlike conventional life insurance proceeds, accelerated benefits payable under this rider COULD BE TAXABLE IN SOME CIRCUMSTANCES. We recommend that you contact a tax advisor when making tax-related decisions about electing to receive and use benefits from this accelerated benefit product.

A. CONSEQUENCES OF THIS BENEFIT:

   Receipt of accelerated benefits MAY AFFECT YOUR ELIGIBILITY FOR MEDICAID and SUPPLEMENTAL SECURITY INCOME ("SSI"), or other government programs. In addition, exercising the option to accelerate death benefits and receiving those benefits before you apply for these programs, or while you are receiving government benefits, may affect your initial or continued eligibility. Contact the Medicaid Unit of your local Division of Medical Assistance and the Social Security Administration for more information.

EFFECTS OF THE BENEFIT PAYMENT:

   1. We will defer premiums on the policy and any attached riders;
   2. A lien against future policy benefits will be established;
   3. Any unpaid policy loan will be added to the lien;
   4. The amount of the lien and any policy loan will be deducted from the Death Benefit;
   5. Interest will accrue daily on paid out benefits and any deferred premiums.

B. MEDICAL CONDITION(S) ENABLING ACCELERATING OF LIFE BENEFIT:

   Terminal Illness means a condition that a physician certifies will reasonably be expected to result in death in 12 months or less as specified in the Terminal Illness Accelerated Benefit Rider.

C. OPTION:

   The Terminal Illness Benefit is a one time acceleration of up to 50% of the death benefit proceeds payable under the base policy, but not to exceed $250,000.

D. PREMIUM FOR ACCELERATED BENEFIT:

   NONE, there is no additional charge for the Terminal Illness Accelerated Benefit Rider.

E. ADMINISTRATIVE EXPENSE CHARGE:

   On the date the accelerated benefit is paid under this rider, an administrative fee not to exceed $250.00 will be established as a lien against future policy benefits.

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APPLICANT'S SIGNATURE                             AGENT'S SIGNATURE
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X                                                 X ____________________________________
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APPLICANT SIGNED ON (date) ___________________    AGENT SIGNED ON (date) _______________
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  Agent Instructions: Please provide a copy of this form to the applicant and retain a copy for yourself.

                                              [BARCODE]      AGLC102084 Rev0415